For the fiscal period ended 6/30/02
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   SP MFS Mid-Cap Growth Portfolio

1.   Name of Issuer
	Regal Entertainment

2.   Date of Purchase
	05/09/02

3.   Number of Securities Purchased
	15

4.   Dollar Amount of Purchase
	$300

5.   Price Per Unit
	$19

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	First Boston

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston Corporation
Salomon Smith Barney Inc.
Lehman Brothers Inc.
Robertson Stephens, Inc.
CIBC World Markets Corp.
Prudential Securities Inc.
Thomas Weisel Partners LLC
C.L. King & Associates
Kaufman Bros. L.P.
Robert W. Baird & Co. Inc.
Hoefer & Arnett, Inc.





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